Exhibit 4.6
Vasco
This document is in agreement with the original
/s/ Erika de O. Borges Franco
Erika de O. Borges Franco
Secretary of SFF/ANEEL
NATIONAL ELECTRICITY AGENCY — ANEEL
CASE NO. 48100.001114/97-62
FIRST SUPPLEMENTARY CLAUSE TO THE DISTRIBUTION CONCESSION CONTRACT NO. 187/98 — ANEEL

FIRST SUPPLEMENTARY CLAUSE TO
THE ELECTRICITY DISTRIBUTION
CONTRACT, ENTERED INTO BETWEEN
THE FEDERAL GOVERNMENT AND
ELEKTRO – ELETRICIDADE E
SERVIÇOS S.A.
The FEDERAL GOVERNMENT, hereafter called the GRANTING AUTHORITY, using the powers conferred on it by Art. 21, item XII, paragraph “b” of the Federal Constitution, through the intermediary of the NATIONAL ELECTRICITY AGENCY — ANEEL, in accordance with the terms of item IV of Art. 3 of Law No. 9427 of 26 December 1996, being an autonomous parastatal body governed by a special regime, with registered office at SGAN, Block 603, module “J”, Annex, Brasilia, Federal District, registered in the Corporate Tax Register of the Ministry of Finance (CGC/MF) under number 02.270.669/0001-29, represented by its General Director, José Mário Miranda Abdo, under the terms of item V of Art. 10, Annex I of Decree No. 2335 of 6 October 1997, hereafter called ANEEL, ELEKTRO – ELETRICIDADE E SERVIÇOS S.A., with registered office in the city of São Paulo, State of São Paulo, at Rua Bela Cintra, 847, 7th floor, registered in the CGC/MF under number 02.328.280/0001-97, hereafter called the CONCESSIONAIRE, represented pursuant to its Articles of Association by its Chairman, Orlando R. González, and by its Director of Regulatory Affairs, Luiz Sérgio Assad, with the intervention of the EPC – Empresa Paranaense Comercializadora Ltda., with registered office in the city of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 11541, 5th floor, registered in the CGC/MF under number 02.538.000/0001-75, represented in accordance with its Articles of Association by its Managing Director, Diomedes Christodoulou, call herein the CONTROLLING SHAREHOLDER, holder of the controlling stake equivalent to at least 51% of the voting shares; HEREBY RESOLVE, by mutual agreement and pursuant to the law, to AMEND the Concession Contract No. 187/98, signed on 27 August 1998, as a function of the terms of case No. 48500.003886/98-15, through the following clauses and conditions:
FIRST CLAUSE
The Sixth and Tenth Clauses of the Distribution Concession Contract No. 187/98 — ANEEL, were amended with the following Subclauses:
SIXTH CLAUSE — OBLIGATIONS OF THE CONCESSIONAIRE
In addition to the other obligations deriving from the law and specific regulatory provisions, the following shall constitute obligations of the CONCESSIONAIRE relating to the provision of the assigned public services:

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First Supplementary Clause to the Distribution Concession Contract Number 187/98 — ANEEL — ELEKTRO
Sixth Subclause — In light of the incorporation carried out pursuant to Arts. 223 to 225 and 227 of Law No. 6404 of 15 December 1976, the CONCESSIONAIRE assumes the constrained commitment, with regard to the Granting Authority, of adopting the procedures indicated below:
I — to maintain the changes produced as a function of the incorporation authorized by ANEEL Resolution No. 34 of 24 February 1999 recorded in a separate account, with an inspection of the economic and financial statements, containing a Cash Flow Statement from the incorporation operation; submitting to ANEEL, whenever requested, all of the information relating to the incorporation and its consequences. CASH FLOW shall be understood as meaning, for the present purposes, the determined net income arising from the “Inflows” and “Outflows” of resources linked to the incorporation, as specified in the Seventh Subclause.
II – to contribute equity from the shareholders, in the event that the CASH FLOW is considered inadequate. The contributed resources shall remain without remuneration by the tariff until the incorporated goodwill has been amortized.
III – to submit and obtain approval from the General Meeting of Shareholders of the company resulting from incorporation, within at most 120 days from the date of entering into this First Additional Clause, for the commitment to contribute resources, cited in the previous item.
Seventh Subclause — In calculating the CASH FLOW, “Inflows” shall be considered solely and exclusively to be the saving in taxes and the dividends which are no longer distributed, generated by the operation, and “Outflows” to be the payments made by way of amortization of the principal amount and the respective charges linked to the incorporated portion of the debt which is still outstanding at the time.
Eighth Subclause — In determining the CASH FLOW, any positive balance for a given financial year may be considered in the following financial year and may be updated by the change in the General Market Prices Index (IGPM) of the Getúlio Vargas Foundation, taken on the basis of the indices published for the month of December of each financial year.
Ninth Subclause — The CASH FLOW shall be determined on an annual basis, and if the need for the provision of capital is determined (inadequate CASH FLOW), the same shall be made by the controlling shareholders1 for the amount of “Outflows” exceeding the “Inflows” up to the limit of outstanding loans linked to the incorporated debt and their associated accrued interest which has not been paid or capitalized at the date in question, which must take place by the date of the Ordinary General Meeting which assesses the financial statements for the relevant financial year.
Tenth Subclause — The effects of the incorporation authorized shall in no case be considered for the purpose of evaluating the economic and financial equilibrium of the concession, including costs to be covered by the tariff and investments to be remunerated; nor shall these be considered in any event for the purpose of readjusting or revising the tariffs.
TENTH CLAUSE — PENALTIES
Fifth Subclause — In the event of failure to comply with the procedures established in items I, II and III of the Sixth Subclause of the Sixth Clause to which this Additional Clause relates, the CONCESSIONAIRE shall be subject to a fine on its invoicing value corresponding to the twelve (12) months prior to drawing up the Notice of Assessment, with the following scale:

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[1]	Translator’s note: [sic]

First Supplementary Clause to the Distribution Concession Contract Number 187/98 — ANEEL — ELEKTRO
I — failure to comply with item I, fine of 1% (one per cent).
II — failure to comply with items II and III, fine of 2% (two per cent).
Sixth Subclause — For the purposes considered in the Fifth Subclause of this Clause, invoicing value shall be understood as meaning the revenues deriving from the sale of electricity and provision of services, minus ICMS [Individual state sales] tax and ISS [Service] tax.
SECOND CLAUSE — RATIFICATION
All other conditions and provisions established in the Clauses of the Distribution Concession Contract No. 187/98 — ANEEL shall remain unchanged, thus being hereby ratified. And having so agreed, the parties sign this additional clause, in three copies of equal content and form, together with the witnesses identified below.
Brasilia — Federal District, 14 December, 1999.
FOR ANEEL:

/s/ José Mário Miranda Abdo JOSÉ MÁRIO MIRANDA ABDO
General Director of ANEEL
FOR THE CONCESSIONAIRE:

/s/ Orlando R. González	/s/ Luiz Sérgio Assad

ORLANDO R. GONZÁLEZ	LUIZ SÉRGIO ASSAD
Chairman	Director of Regulatory Affairs
FOR THE CONTROLLING SHAREHOLDER:

/s/ Diomedes Christodoulou DIOMEDES CHRISTODOULOU
Managing Director
WITNESSES:

/s/ Romeu Donizete Rufino	/s/ Marco Antonio De O. Siqueira
NAME: ROMEU DONIZETE RUFINO	MARCO ANTONIO DE O. SIQUEIRA
CPF: 143.921.601-06	CPF: 593.263.287-91
ID: 003551 SSP/DF

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